UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2020

ONCBIOMUNE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8000 Innovation Park Dr.

Baton Rouge, LA 70820

(Address of principal executive offices)

(225) 578-7555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement

Exchange Agreements with Holders of Senior Convertible Notes and Warrants

Immediately prior to the closing of the Asset Purchase Agreement (as discussed below in item 2.01), we entered into Securities Exchange Agreements (the “Exchange Agreements”) with the holders of our outstanding senior convertible notes (the “Senior Convertible Notes”) and warrants. The holders of the Senior Convertible Notes and Warrants issued prior to November 1, 2019 were issued, in exchange for their Senior Convertible Notes and Warrants, a total of 2,966.2212 shares of our newly-designated Series C-1 Convertible Preferred Stock. The holders of the Senior Convertible Notes and related Warrants issued after November 1, 2019 were issued, in exchange for their Senior Convertible Notes and related Warrants, a total of 1,320.3806 shares of our newly-designated Series C-2 Convertible Preferred Stock. Our new Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock are both convertible to common stock at a ratio of 150,000 shares of common stock for each share of preferred stock held. The convertibility of shares of Series C-1 and C-2 Convertible Preferred Stock is limited such that a holder of Series C-1 and C-2 Convertible Preferred Stock may not convert Series C-1 and C-2 Convertible Preferred Stock to our common stock to the extent that the number of shares of common stock to be issued pursuant to such conversion, when aggregated with all other shares of common stock owned by the holder at such time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) more than 4.99% of all of our common stock outstanding. Series C-1 and C-2 Convertible Preferred Stock does not have an automatic conversion feature. In total, the Series C-1 and C-2 Convertible Preferred Stock issued under the Exchange Agreements will constitute approximately 7.7% of our issued and outstanding share capital on a fully-diluted basis.

The foregoing description of the Exchange Agreements, Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock does not purport to be complete, and is qualified in its entirety by reference to Exhibits 10.1, 10.2, 3.1 and 3.2 hereto, which are incorporated by reference herein.

Exchange Agreement with Dr. Jonathan Head

Immediately prior to the closing of the Asset Purchase Agreement, Dr. Jonathan Head, a director, exchanged the shares of Series A Preferred Stock and Series B Preferred Stock he held for 100 shares of Series D-2 Convertible Preferred Stock. Upon the effectiveness of the amendment to our Articles of Incorporation to increase the Company’s authorized common stock, par value $0.0001 per share, from 6,666,667 shares to 12,000,000,000 shares, each share of Series D-2 Convertible Preferred Stock shall automatically convert into 10,000 shares of common stock. The Series D-2 Convertible Preferred Stock vote on an as-converted basis with our shares of common stock prior to their conversion.

The foregoing description of the exchange agreement with Dr. Head and the Series D-2 Convertible Preferred Stock does not purport to be complete, and is qualified in its entirety by reference to Exhibit 10.3 and 3.3 hereto, which are incorporated by reference herein.

Securities Purchase Agreement for Series C-2 Convertible Preferred Stock and New Warrants to Cavalry Fund I LP and Lincoln Park Capital Fund, LLC

In connection with the closing of the Asset Purchase Agreement, we entered into a Securities Purchase Agreement (the “SPA”) with Cavalry Fund I LP (“Cavalry”) and Lincoln Park Capital Fund, LLC (“Lincoln Park”) to purchase an aggregate amount of 3,339.7862 shares of Series C-2 Convertible Preferred Stock and accompanying warrants (the “Warrants”) for an aggregate investment amount of $1,075,000. The C-2 Convertible Preferred Stock issued under the SPA will constitute approximately 6.0% of our issued and outstanding share capital on a fully-diluted basis.

Cavalry and Lincoln Park were issued Warrants to purchase an aggregate of 200,000,000 shares of common stock at an exercise price of $0.0025 per share (subject to adjustment as provided therein) which are valid until September 5, 2025. The Warrants are not exercisable until sixty (60) days after the Company effectuates a reverse stock split and the Company achieves and maintains a market capitalization of $50,000,000 for thirty consecutive days, at which point they will be exercisable for cash. If on or after February 15, 2021, there is no effective registration statement registering the resale of the shares of common stock underlying the Warrants, then the warrants will be exercisable on a cashless basis. The Warrants will constitute approximately 2.4% of our issued and outstanding share capital on a fully-diluted basis.

The foregoing description of the SPA and Warrants does not purport to be complete, and is qualified in its entirety by reference to Exhibits 10.4 and 4.1 hereto, which are incorporated by reference herein.

Resulting Capital Structure

Following the transactions described herein, there are no longer any outstanding shares of Series B Preferred Stock, convertible notes, options, or warrants, with the exception of the new Warrants issued to Cavalry and Lincoln Park and the Avant warrant described below in Item 2.01. Following all the transactions described herein, including the agreed upon issuance of options to the newly hired employees and consultants of Avant described in Item 2.01 below, there will be approximately 8.3 billion shares of common stock outstanding on a fully-diluted basis.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 5, 2020, OncBioMune Pharmaceuticals, Inc. (the “Company”) completed the previously announced acquisition of Avant Diagnostics, Inc. (“Avant”) pursuant to an Asset Purchase Agreement dated May 12, 2020 (the “Asset Purchase Agreement”), between the Company and Avant. At the closing, the Company acquired substantially all of the assets of Avant and assumed certain of its liabilities (the “Asset Sale Transaction”). As consideration for the Asset Sale Transaction, Company issued Avant 1,000 shares of a newly created Series D-1 Convertible Preferred Stock of the Company (the “Series D-1 Preferred”) and assumed an existing warrant of Avant held by an Avant investor. Upon the effectiveness of the amendment to our Articles of Incorporation to increase the Company’s authorized common stock, par value $0.0001 per share, from 6,666,667 shares to 12,000,000,000 shares, all such shares of Series D-1 Preferred issued to Avant shall automatically convert into approximately 4,441,400,000 shares of common stock of the Company. The Series D-1 Convertible Preferred Stock vote on an as-converted basis with the common stock prior to their conversion. The Avant warrant was exchanged by the Company for a new warrant of the Company, which was issued to the Avant investor (the “Exchange Warrant”), which shall be exercisable into 656,674,588 shares of common stock upon the effectiveness of the increase in authorized, at a price of $0.00214 per share (subject to adjustment as provided therein).

The foregoing description of the Asset Purchase Agreement, Series D-1 Convertible Preferred Stock and the Exchange Warrant does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Asset Purchase Agreement, which was filed as Exhibit 2.1 to the Current Report of the Company on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2018, and Exhibits 3.4 and 4.2 hereto each of which is incorporated by reference herein.

In addition, we agreed to issue to the employees and consultants of Avant, whom we hired in connection with the closing of the Asset Sale Transaction, an aggregate of 1,822,382,883 options to purchase shares of the Company’s common stock, with an exercise price of $0.00214 per share within one year of the closing of the Asset Sale Transaction.

Avant provides personalized medicine data through its Theralink® assays, initially for breast cancer, to assist the treating physician in a data-driven process for treatment decision support and to help enable predictive biomarker-based patient therapy selection. Avant is the leading developer of phosphoproteomic technologies for measuring the activation state of therapeutic targets and signaling pathways, a key metric for biopharmas, with applications across multiple cancer types, including breast, non-small cell lung, colorectal, gynecologic and pancreatic, among others.

Prior to the Asset Sale Transaction, there were no material relationships between us and Avant, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

The stockholders of Avant possess majority voting control of the Company immediately following the Asset Sale Transaction and will control our Board of Directors after the termination of the ten day waiting period required by Rule 14f-1 under the Exchange Act. Avant is deemed to be the accounting acquirer in the reverse acquisition. Consequently, the assets and liabilities and the historical operations of Avant prior to the Asset Sale Transaction will be reflected in the financial statements and will be recorded at the historical cost basis of Avant. Our consolidated financial statements after completion of the Asset Sale Transaction will include the assets and liabilities of both companies, the historical operations of Avant, and our operations from the closing date of the Asset Sale Transaction. As a result of the issuance of the shares of Series D-2 Convertible Preferred Stock pursuant to the Asset Purchase agreement, a change in control of the Company occurred on June 5, 2020. Except as described herein, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our Board of Directors and, to our knowledge, no other arrangements exist that might result in a future change of control of the Company. We will continue to be a “smaller reporting company,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Asset Sale Transaction.

Item 3.02	Unregistered Sales of Equity Securities

Information concerning the Company’s issuance of (i) the Series C-1 Convertible Preferred, Series C-2 Convertible Preferred and Series D-2 Convertible Preferred pursuant to the exchange agreements set forth in Item 1.01 above, (ii) the Series C-2 Convertible Preferred and Warrants to Cavalry and Lincoln Park as set forth in Item 1.01 above, (iii) the Series D-1 Convertible Preferred and Exchange Warrant to Avant and its investor as set forth in Item 2.01 above is incorporated herein by reference.

Immediately prior to the closing of the Asset Purchase Agreement, we entered into Settlement Agreements (the “Settlement Agreements”) with our unsecured creditors pursuant to which we paid them cash, issued them shares of Series D-2 Convertible Preferred Stock, or a combination of the two. In total we issued 2,915.5 shares of Series D-2 Convertible Preferred to our unsecured creditors for settlement of our debt with them.

The C-1 Convertible Preferred, Series C-2 Convertible Preferred, Series D-1 Convertible Preferred, Series D-2 Convertible Preferred, Warrants, Exchange Warrant and the shares issuable upon the conversion of the Convertible Preferred or the exercise of the warrants are not registered under the Securities Act of the 1933, as amended (the “Securities Act”), or any state securities laws. The Company has relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D thereunder. The exchange of the Senior Convertible Notes and warrants for the C-1 Convertible Preferred and Series C-2 Convertible Preferred and the Series A Preferred and Series B Preferred for the Series D-2 Convertible Preferred is also exempt under Section 3(a)(9) of the Securities Act.

Item 5.01	Changes in Control of Registrant

As a result of the issuance of the shares of Series D-1 Convertible Preferred Stock pursuant to the Asset Purchase Agreement, a change in control of the Company occurred on June 5, 2020. Our controlling shareholder is now Avant. Avant now holds 1,000 shares of our new Series D-1 Convertible Preferred Stock. As a result, it is the beneficial owner of approximately 99% of our voting capital stock. Under the terms of the Asset Purchase Agreement, Avant has appointed three members of the Board of Directors. The appointment of these members is subject to compliance with Rule 14f-1 under the Exchange Act.

Other than as set forth in the Asset Purchase Agreement, there are no other arrangements which may, at a subsequent date, result in a change in control of the registrant.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Concurrently with the closing of the Asset Purchase Agreement, our Board of Directors appointed the Chief Executive Officer of Avant, Mick Ruxin, M.D., to serve as our new Chief Executive Officer and member of the Board of Directors, the Chairman of Avant, Jeffrey Busch, to serve as our new Chairman and Yvonne Fors, a current member of the Board of Avant as a member of our Board of Directors. Andrew Kucharchuk, who has resigned from his position as Chief Executive Officer, Chief Financial Officer and President, will continue to serve the Company as a member of the Board of Directors. Dr. Jonathan Head resigned from his position as Chief Scientific Officer and from the Board of Directors. Daniel Hoverman, Charles Rice, Jr. and R. Neal Holcomb resigned from the Board of Directors. Further, effective ten (10) days after mailing to shareholders of a Schedule 14f-1 regarding the proposed changes in our Board, the members of the Board of Directors nominated by Avant will be appointed.

Severance Agreement

Andrew A. Kucharchuk

Concurrently with the execution of the Asset Purchase Agreement, our Board of Directors accepted the resignation of Mr. Kucharchuk from his positions of Chief Executive Officer, Chief Financial Officer and President of the Company. In connection with Mr. Kucharchuk’s resignation on June 5, 2020, Mr. Kucharchuk and the Company entered into a Separation Agreement (the “Separation Agreement”) and a Consulting Agreement. Under the Separation Agreement, Mr. Kucharchuk received his accrued and unpaid compensation, was repaid the amounts he loaned to the Company and was paid (i) $2,998.00 in cash and (ii) 241 shares of the Company’s Series D-2 Preferred Stock (items (i) and (ii), the “Separation Pay”). Under the Consulting Agreement, Mr. Kucharchuk will be available as a strategic advisor to the Company’s Chief Executive Officer (the “CEO”) as requested by the CEO, from the date of resignation through December 5, 2020 in exchange for a consulting fee of $15,000 per month.

The foregoing summary of the terms of the Separation Agreement and Consulting Agreement does not purport to be complete and is qualified in their respective entirety by reference to the full text of each, copies of which are attached as Exhibits 10.5 and 10.6 hereto.

The Employment Agreements

Mick Ruxin, M.D.

In connection with Dr. Ruxin’s appointment as a director of the Board and as the President & Chief Executive Officer of the Company, the Company and Dr. Ruxin entered into an employment agreement, which became effective as of the closing of the Asset Sale Transaction (the “Ruxin Employment Agreement”).

The Ruxin Employment Agreement provides that Dr. Ruxin will be employed for a five-year term commencing on the closing date of the Asset Sale Transaction, automatically extended for one additional year upon the fifth anniversary of the effective date without any affirmative action, unless either party to the agreement provides at least sixty (60) days’ advance written notice to the other party that the employment period will not be extended. Dr. Ruxin will be entitled to receive an annual base salary of $300,000 and will be eligible for an annual discretionary bonus of 150% of such base salary. In the Ruxin Employment Agreement, Dr. Ruxin is also guaranteed (i) a one time grant of Restricted Stock Units (RSUs) for 49,047,059 shares and (ii) a one time grant of options to purchase 420,691,653 shares of common stock of the Company. Dr. Ruxin is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

Dr. Ruxin is an “at-will” employee and his employment may be terminated by the Company at any time, with or without cause. In the event Dr. Ruxin’s termination of employment is the result of termination by the Company without Cause (as defined in the Ruxin Agreement) with Good Reason (as defined in the Ruxin Agreement) or as a result of a non-renewal of the term of employment under the Ruxin Agreement, Dr. Ruxin shall be entitled to receive the sum of (I) the Severance Multiple (as defined below), multiplied by his base salary immediately prior to such termination and (II) a pro-rata portion of his bonus for the year in which such termination occurs equal to (a) his bonus for the most recently completed calendar year (if any), multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed from the beginning of such calendar year through the date of termination and the denominator of which is the total number of days in such calendar year. “Severance Multiple” shall mean 3.0; provided, however, that if the date of termination occurs on or at any time during the twelve (12)-month period following a Change in Control (as defined in the Ruxin Agreement), the Severance Multiple shall mean 4.0. In addition, the Company shall accelerate the vesting of any outstanding, unvested equity awards granted to Dr. Ruxin prior to the date of termination and he shall be entitled to reimbursement of any COBRA payment made during the 18-month period following the date of termination.

The Ruxin Agreement also contains covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding us, and (c) soliciting our employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

Jeffrey Busch

Concurrently with the execution of the Asset Purchase Agreement, the Company agreed to appoint Mr. Busch as Chairman of the Board. In connection with such appointment, the Company and Mr. Busch entered into an employment agreement, which became effective as of the closing of the Asset Sale Transaction (the “Busch Employment Agreement”).

The Busch Employment Agreement provides that Mr. Busch will be employed for a five-year term commencing on the closing date of the Asset Sale Transaction, automatically extended for one additional year upon the fifth anniversary of the effective date without any affirmative action, unless either party to the agreement provides at least sixty (60) days’ advance written notice to the other party that the employment period will not be extended. Mr. Busch will be entitled to receive an annual base salary of $60,000 and will be eligible for an annual discretionary bonus. In the Busch Employment Agreement, Mr. Busch is also guaranteed (i) a one time grant of Restricted Stock Units (RSUs) for 49,047,059 shares and (ii) a one time grant of options to purchase 420,691,653 shares of common stock of the Company. Mr. Busch is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

Mr. Busch is an “at-will” employee and his employment may be terminated by the Company at any time, with or without cause. In the event Mr. Busch’s termination of employment is the result of termination by the Company without Cause (as defined in the Busch Agreement) with Good Reason (as defined in the Busch Agreement) or as a result of a non-renewal of the term of employment under the Busch Agreement, Mr. Busch shall be entitled to receive the sum of (I) the Severance Multiple (as defined below), multiplied by his base salary immediately prior to such termination and (II) a pro-rata portion of his bonus for the year in which such termination occurs equal to (a) his bonus for the most recently completed calendar year (if any), multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed from the beginning of such calendar year through the date of termination and the denominator of which is the total number of days in such calendar year. “Severance Multiple” shall mean 3.0; provided, however, that if the date of termination occurs on or at any time during the twelve (12)-month period following a Change in Control (as defined in the Busch Agreement), the Severance Multiple shall mean 4.0. In addition, the Company shall accelerate the vesting of any outstanding, unvested equity awards granted to Mr. Busch prior to the date of termination and he shall be entitled to reimbursement of any COBRA payment made during the 18-month period following the date of termination.

The Busch Agreement also contains covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding us, and (c) soliciting our employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

None of our new officers and directors have had had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have written employment agreements or other formal compensation agreements with Yvonne Fors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws

As discussed in Items 1.01 and 2.01, above, we have designated four new classes of preferred stock – C-1 Convertible Preferred, Series C-2 Convertible Preferred, Series D-1 Convertible Preferred and Series D-2 Convertible Preferred. The rights and preferences of these new classes of stock are discussed in Items 1.01 and 2.01 above, which is incorporated herein by reference. Further, as a result of the Dr. Head exchange agreement, we no longer have any outstanding shares of Series B Preferred Stock, and the designation for that class has been withdrawn.

Item 7.01	Regulation FD Disclosure

On June 8, 2020 and June 10, 2020, we released press releases furnished herewith as Exhibits 99.1 and 99.2.

Item 8.01	Other Events

Simultaneously with the closing of the Asset Sale Transaction and its resulting change in control, the Company cancelled all outstanding stock options of the Company pursuant to the terms of the stock option agreements.

As a result of the Asset Sale Transaction, investors in our common stock may face different and/or additional risks than those previously applicable to investors in the Company. Certain risks relating to the business and operations of Avant are as follows:

Risks Related to Our Company and Business

If we fail to obtain additional financing, we will be unable to complete the development and commercialization of our product candidates or continue our research and development programs.

In addition to the funds raised in our recent private placements, we will be required to raise additional capital to complete the development and to begin commercialization of our current and future product candidates. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our clinical trials, and the commercialization of our diagnostic tests.

If third-party payors, including managed care organizations and Medicare, do not provide reimbursement for our products, their commercial success could be compromised.

Physicians and patients may decide not to order the Theralink® assay unless third-party payors, such as managed care organizations as well as government payors such as Medicare and Medicaid, pay a substantial portion or all of the assay’s price. There is significant uncertainty concerning third-party reimbursement of any assay incorporating new technology, including Theralink®, and any of our future diagnostics and therapies. Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that tests using our technologies are:

●	not experimental or investigational,
●	medically necessary,
●	appropriate for the specific patient,
●	cost-effective, and
●	supported by peer-reviewed publications.

Since each payor makes its own decision as to whether to establish a policy to reimburse, seeking these approvals is a time-consuming and costly process. To date, we have not secured policy-level reimbursement approval from any third-party payors and have no approvals for state Medicaid programs. We cannot be certain that coverage for our products will be provided in the future by any third-party payors.

Several entities conduct technology assessments of new medical tests and devices and provide the results of their assessments for informational purposes to other parties. These assessments may be used by third-party payors and health care providers such as Blue Cross and Blue Shield plans, which collectively provide healthcare coverage for nearly one-third of all Americans, as grounds to deny coverage for a test or procedure. These assessments have not yet been carried for our Theralink® assay. We can offer no assurance that these evaluations will ever be conducted, and if conducted, will result in a positive conclusion resulting in any third-party reimbursement to us.

Insurers, including managed care organizations as well as government payors such as Medicare, have increased their efforts to control the cost, utilization and delivery of health care services. From time to time, the United States Congress has considered and implemented changes in the Medicare fee schedules in conjunction with budgetary legislation. Further reductions of reimbursement for Medicare services may be implemented from time to time. Reductions in the reimbursement rates of other third-party payors have occurred and may occur in the future. These measures have resulted in reduced prices, added costs and decreased test utilization for the clinical laboratory industry.

If we are unable to obtain reimbursement approval from private payors and Medicare and Medicaid programs for our data-generating assays, or if the amount reimbursed is inadequate, our ability to generate revenues could be limited. Even if we are being reimbursed, insurers may withdraw their coverage policies or cancel their contracts with us at any time or stop paying for our assays, which would reduce our revenue.

We may experience delays in our clinical trials that could adversely affect our financial position and our commercial prospects.

Any delays in completing any potentially necessary clinical trials for Theralink® and our platform of assays may delay our ability to raise additional capital or to generate revenue, and we may have insufficient capital resources to support our operations. Even if we have sufficient capital resources, the ability to become profitable will be delayed if there are problems with the timing or completion of our clinical trials.

If our product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and we will be unable to market them.

Although Avant does not need FDA approval to market its data-generating assays, if the Company decides to do so, the regulatory approval process typically is extremely expensive, takes many years and the timing of any approval cannot be accurately predicted. The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including: (i) a product candidate may not be safe or effective; (ii) the manufacturing processes or facilities we have selected may not meet the applicable requirements; and (iii) changes in FDA’s approval policies or adoption of new regulations may require additional work.

Even if we receive regulatory approvals, our product candidates may later exhibit adverse effects that limit or prevent their widespread use or that force us to withdraw those product candidates from the market. In addition, a marketed product continues to be subject to strict regulation after approval. Any unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including our withdrawal from the market. Any delay in, or failure to receive or maintain regulatory approval for, any of our products could prevent us from ever generating meaningful revenues or achieving profitability.

Testing of potential products may be required and there is no assurance of FDA or any other regulatory approval.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of both therapeutic and diagnostic biomedical products, through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and varies substantially based upon the type, complexity, and novelty of the product. The effect of government regulation and the need for FDA approval may be to delay marketing of new products for a considerable period of time, to impose costly procedures upon our activities, and to provide an advantage to larger companies that compete with us. There can be no assurance that FDA or other regulatory approval for any products developed by us will be granted on a timely basis or at all. Any such delay in obtaining, or failure to obtain, such approvals would materially and adversely affect the marketing of any contemplated products and the ability to earn product revenue. Further, regulation of manufacturing facilities by state, local, and other authorities is subject to change. Any additional regulation could result in limitations or restrictions on our ability to utilize any of our technologies, thereby adversely affecting our operations. Human diagnostic and pharmaceutical products are subject to rigorous preclinical testing and clinical trials and other approval procedures mandated by the FDA and foreign regulatory authorities. Various federal and foreign statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate United States and foreign statutes and regulations are time-consuming and require the expenditure of substantial resources. In addition, these requirements and processes vary widely from country to country. Among the uncertainties and risks of the FDA approval process are the following: (i) the possibility that studies and clinical trials will fail to prove the safety and efficacy of the product, or that any demonstrated efficacy will be so limited as to significantly reduce or altogether eliminate the acceptability of the product in the marketplace, (ii) the possibility that the costs of development, which can far exceed the best of estimates, may render commercialization of the drug marginally profitable or altogether unprofitable, and (iii) the possibility that the amount of time required for FDA approval of a product may extend for years beyond that which is originally estimated. In addition, the FDA or similar foreign regulatory authorities may require additional clinical trials, which could result in increased costs and significant development delays. Delays or rejections may also be encountered based upon changes in FDA policy and the establishment of additional regulations during the period of product development and FDA review. Similar delays or rejections may be encountered in other countries.

Complying with numerous regulations pertaining to our business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

We are subject to other regulations by both the federal government and the states in which we conduct our business, including:

●	Medicare billing and payment regulations applicable to clinical laboratories;
●	the federal Medicare and Medicaid Anti-kickback Law and state anti-kickback prohibitions;
●	the federal physician self-referral prohibition, commonly known as the Stark Law, and the state equivalents;
●	the federal Health Insurance Portability and Accountability Act of 1996;
●	the Medicare civil money penalty and exclusion requirements; and
●	the federal civil and criminal False Claims Act.

We have and will continue to adopt policies and procedures designed to comply with these laws, including policies and procedures relating to financial arrangements between us and physicians who refer patients to us. In the ordinary course of our business, we conduct internal reviews of our compliance with these laws. Our compliance is also subject to governmental review. The growth of our business and sales organization may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these laws and regulations is further increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including civil and criminal penalties, damages and fines, we could be required to refund payments received by us, and we could be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

Initially, our financial results will depend on sales of the Theralink® assay and other research-oriented biopharma projects, and we will need to generate sufficient revenues from these and our other diagnostics to run our business.

We commenced implementation of our sales and marketing strategy at the end of 2019. We plan on doing some research and development for other function-based data-generating assays that we may offer as well as for enhancements to our existing assay. If we are unable to increase sales of the Theralink® assay and other biopharma research projects or to successfully develop and commercialize other data-generating assays, our revenues and our ability to achieve profitability would be impaired, and the market price of our common stock could decline.

We may experience limits on our revenues if physicians decide not to order our assays.

If medical practitioners do not order Theralink® or any future assays developed by us, we will likely not be able to create demand for our products in sufficient volume for us to become profitable. To generate demand, we will need to continue to make oncologists, surgeons and pathologists aware of the benefits of Theralink® and any products we may develop in the future through published papers, presentations at scientific conferences and one-on-one education by our sales force. Some physicians may decide not to order our test due to its price, part or all of which may be payable directly by the patient if the applicable payor denies reimbursement in full or in part. Even if patients recommend that their physicians use our assay, physicians may still decide not to use Theralink®, either because they have not been made aware of its utility or they wish to pursue a particular course of therapy regardless of test results. If only a small portion of the physician population decides to use our test, we will experience limits on our revenues and our ability to achieve profitability. In addition, we will need to demonstrate our ability to obtain adequate reimbursement coverage from third-party payors.

If we are unable to develop products to keep pace with rapid technological, medical and scientific change, our operating results and competitive position would be harmed.

In recent years, there have been numerous advances in technologies relating to the diagnosis and treatment of cancer. These advances require us to continuously develop new products and enhance existing products to keep pace with evolving standards of care. Our tests could become obsolete unless we continually innovate and expand our products to demonstrate recurrence and treatment benefit in patients treated with new therapies. New treatment therapies typically have only a few years of clinical data associated with them, which limits our ability to perform clinical studies and correlate sets of genes to a new treatment’s effectiveness. If we are unable to demonstrate the applicability of our test to new treatments, then sales of our test could decline, which would harm our revenues.

If we become subject to product liability claims, the damages may exceed insurance coverage levels.

We will obtain liability insurance for our product candidates as each is entered into large population validation studies and/or any other studies where such liability insurance is needed. We cannot predict all of the possible harms or side effects that may result from the use of our products and, therefore, the amount of insurance coverage we currently hold, or that we or our collaborators may obtain, may not be adequate to protect us from any claims arising from the use of our products that are beyond the limit of our insurance coverage. If we cannot protect against potential liability claims, we or our collaborators may find it difficult or impossible to commercialize our products, and we may not be able to renew or increase our insurance coverage on reasonable terms, if at all.

If we are unable to develop adequate sales, marketing or distribution capabilities or enter into agreements with third parties to perform some of these functions, we will not be able to commercialize our products effectively.

We may have a limited infrastructure in sales, marketing and distribution. To directly market and distribute any products, we must effectively build a sales and marketing organization with appropriate technical expertise and distribution capabilities. We may not be able to establish sales, marketing and distribution capabilities of our own or enter into such arrangements with third parties in a timely manner or on acceptable terms.

If we do not find development and commercialization collaborators for our product candidates, we may have to reduce or delay our rate of product development and commercialization and increase our expenditures.

We may enter into relationships with selected biotechnology companies to help develop and commercialize our product candidates. If we are not able to establish such collaborative arrangements, we may have to reduce or delay further development of some of our programs, increase our planned expenditures and undertake development and commercialization activities at our own expense.

If we enter into development or commercialization collaborations with biotechnology companies, these relationships will also be subject to a number of risks, including: (i) collaborators may not pursue further development and commercialization of products resulting from collaborations or may elect not to renew research and development programs; (ii) collaborators may delay clinical trials, underfund a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require the development of a new formulation of a product candidate for clinical testing; (iii) a collaborator with marketing and distribution rights to one or more of our products may not commit enough resources to the marketing and distribution of our products, limiting our potential revenues from the commercialization of these products; and (iv) disputes may arise delaying or terminating the research, development or commercialization of our product candidates, or result in significant legal proceedings.

If our laboratory facility should become inoperable, we will be unable to perform our assays and our business will be harmed.

For the fiscal year ended September 30, 2018, we acquired a CLIA laboratory from THI. As a result of the cost cutting measures taken during the fiscal year ended September 30, 2018, the Company substantially curtailed the use of the CLIA laboratory. Also, as a result of these cost cutting measures, the Company was unable to timely make certain payments on the terms of the lease. As a result, the Company defaulted on its lease at the location of the Maryland laboratory and the landlord held the equipment located in the facility as collateral for amounts owed under the lease. AVDX Investors Group, LLC (“AVDX”), an entity controlled by Jeff Busch, our Executive Chairman (“Busch”), loaned the Company the capital to purchase the equipment. The note issued to AVDX is a demand promissory note that bears no interest and is secured by the equipment. During the fiscal year ended September 30, 2018, AVDX, Busch and his affiliated entities also loaned and/or paid certain obligations amounts on behalf of the Company.

Once the Company reacquired the equipment for the laboratory, management undertook a review of the Company’s current operations and decided to move the CLIA laboratory from Maryland to Golden, Colorado (the “New Lab”) In connection with the relocation to the New Lab, the Company executed a lease, built out the space for the New Lab and moved the equipment from Maryland to Colorado. In connection with this relocation, management, in consultation with scientists from George Mason University, the licensor of the Company’s Theralink® technology (“Licensor”), evaluated the status of the Company’s equipment. It was determined that the equipment was not properly maintained and was left in poor working order by prior management. As a result, the Company had to spend approximately $152,209 during the fiscal year ended September 30, 2018 to have the equipment fixed for the New Lab, so the Licensor could assist management with the set up and validation of the equipment to be used for the technology. The Company continues to build out the lab, which is now operational.

The facility may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding and power outages, which may render it difficult or impossible for us to perform our tests for some period of time. The inability to perform our tests may result in the loss of customers or harm our reputation, and we may be unable to regain those customers in the future.

In order to rely on a third party to perform our tests, we could only use another facility with established state licensure and CLIA accreditation under the scope of which Theralink® could be performed following validation and other required procedures. We cannot assure you that we would be able to find another CLIA-certified facility willing to adopt Theralink® and comply with the required procedures, or that this laboratory would be willing to perform the tests for us on commercially reasonable terms. In order to establish a redundant laboratory facility, we would have to spend considerable time and money securing adequate space, constructing the facility, recruiting and training employees, and establishing the additional operational and administrative infrastructure necessary to support a second facility. Additionally, any new clinical laboratory facility opened by us would be subject to certification under CLIA and licensed by several states, including California and New York, which can take a significant amount of time and result in delays in our ability to begin operations.

During the fiscal year ended September 30, 2019, the Company focused on executing its business plan by building out the New Lab and validating the equipment in order to meet CLIA and CAP standards. In addition, the Company’s management team has been actively marketing it’s Theralink® assay by attending and having a booth at multiple cancer trade shows such as AACR and ASCO. By the end of the fiscal year ended September 30, 2019, 95% of the leasehold improvements in the New Lab were completed. The New Lab has a Laser Capture Microdissection (LCM) area, with six new LCMs, which will help the Company commercialize its proprietary data-generating technology for biopharmas once the New Lab is opened. The Company has also installed a tissue culture lab in addition to the main lab, which has two RPPA instruments and three auto-stainers which will help the Company commercialize its proprietary data-generating technology for new pharmaceutical clients. Management believes the Company’s New Lab now has all of the instruments necessary to service biopharmas by acquiring customers with oncology-focused preclinical and clinical drug development programs. Arrangements have been made with a cancer institution to obtain the necessary population data (breast cancer tumor samples) to move the Company towards CLIA/CAP certifications.

In addition to the build out of the New Lab, the Company has hired an experienced staff to be able to service potential customers once the New Lab receives its necessary certifications. It has done this by hiring (i) two Ph.D’s from the GMU Proteomics Lab (ii) a histologist who is an expert in CLIA/CAP regulations and (iii) two experienced Directors of Business Development who have been instrumental in developing oncology and channel partner networks that the Company believes will be important in developing a strong cancer patient referral base. The Company believes that it will be able to obtain the CLIA/CAP certifications in the second or third quarter of 2020, but the New Lab is currently operational.

Our corporate compliance program cannot guarantee that we are in compliance with all potentially applicable regulations.

The development, manufacturing, pricing, sales, and reimbursement of our products, together with our general operations, are subject to extensive regulation by federal, state and other authorities within the United States and numerous entities outside of the United States. While we have developed and instituted a corporate compliance program based on what we believe are the current best practices, we cannot assure you that we are or will be in compliance with all potentially applicable regulations. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, including suspension or termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, withdrawal of products from the market, significant fines, or other sanctions or litigation.

Our operations may involve hazardous materials, and compliance with environmental laws and regulations is expensive.

Our future research and development activities may involve the controlled use of hazardous materials, including chemicals that cause cancer, volatile solvents, radioactive materials and biological materials including human tissue samples that have the potential to transmit diseases. Our operations may also produce hazardous waste products. We are subject to a variety of federal, state and local regulations relating to the use, handling and disposal of these materials. We generally may contract with third parties for the disposal of such substances and may store certain low-level radioactive waste at our facility until the materials are no longer considered radioactive. While we believe that we will comply with then current regulatory requirements, we cannot eliminate the risk of accidental contamination or injury from these materials. We may be required to incur substantial costs to comply with current or future environmental and safety regulations. If an accident or contamination occurred, we would likely incur significant costs associated with civil penalties or criminal fines and in complying with environmental laws and regulations.

If we use biological and hazardous materials in a manner that causes injury, we could be liable for damages.

Our activities may require the controlled use of potentially harmful biological materials, hazardous materials and chemicals and may in the future require the use of radioactive compounds. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject on an ongoing basis to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations might be significant and could negatively affect our operating results.

If our services fail to achieve and sustain sufficient market acceptance, our revenue will be adversely affected.

Our success depends on our ability to develop and market services that are recognized and accepted as reliable, enabling and cost-effective. Most of the potential customers for our services already use expensive research systems in their laboratories that they have used for many years and if our features and benefits of are not understood they may be reluctant to use ours. Market acceptance of our Theralink® technology will depend on many factors, including our ability to convince potential customers that our technology is an attractive alternative to existing technologies. Compared to some competing technologies, our Theralink® technology to date has not been extensively commercialized, and many potential customers have limited knowledge of, or experience with, our services. Prior to adopting our systems, some potential customers may need to devote time and effort to testing and validating the integration of our services to their workflows and systems. Any failure of our services to meet these customer benchmarks could result in potential customers choosing to retain their existing systems or to purchase services other than ours. In addition, it is important that our Theralink® technology continue to be perceived as accurate and reliable by the scientific and medical research community as a whole. If we are unable to motivate leading drug development companies (RUO), reference laboratories, and practitioners of precision health screening including for companion diagnostics to use our Theralink® technology initially for oncology related indications, or if such constituents are unable to achieve or unwilling to publish or present significant experimental results using our services, acceptance and adoption of our services will be slowed and our ability to generate and increase our revenue would be adversely affected.

Our future success is dependent upon our ability to develop a nascent dormant customer base and attract new customers.

Our target customer base is primarily composed of academic and governmental research institutions, laboratories, biopharmaceutical and contract research companies, diagnostics users, and practitioners of precision health screening. Our success will depend upon our ability to contract with, respond to the evolving needs of, and increase our market share among our nascent dormant customers and additional potential customers, and marketing new services as we develop them. Identifying, engaging and marketing to customers who are unfamiliar with our current services requires substantial time, expertise and expense and involves a number of risks, including:

●	our ability to attract, retain and manage the sales, marketing and service personnel necessary to expand market acceptance for our Theralink® technology;
●	the time and cost of maintaining and growing a specialized sales, marketing and service force; and
●	our sales, marketing and service force may be unable to execute successful commercial activities.

We may utilize third parties to assist with sales, distribution and customer support in certain regions of the world. There is no guarantee, if and when we enter into such arrangements, that we will be successful in attracting desirable sales and distribution partners. There is also no guarantee that we will be able to enter into such arrangements on favorable terms. Any failure of our sales and marketing efforts, or those of any third-party sales and distribution partners, would adversely affect our business.

Some of the reagents used in our services are labeled for “research use only” and will have to undergo additional testing before we could use them in services intended for clinical use.

Some of the materials that are used in our consumable services, including certain reagents, are purchased from suppliers with a restriction that they be used for research use only, or RUO. While we have focused initially on the life sciences research market, part of our business strategy is to expand our services line, either alone or in collaboration with third parties, to encompass systems and services that can be used for clinical purposes. Whether or not we continue to use the same RUO materials that we currently use, or obtain similar materials that are not labeled with the RUO restriction, we will be required to demonstrate that the use of our services as a clinical test complies with all applicable requirements. In addition, if we were to change the supplier of any material or component used in a clinical test, we would be required to confirm through additional testing that the change does not adversely affect the reliability of the test. Any such additional testing may be expensive and time-consuming and delay our introduction of new services and systems.

In the near term, our business will depend on levels of research and development spending by academic and governmental research institutions and biopharmaceutical companies, a reduction in which could limit demand for our services and adversely affect our business and operating results.

In the near term, we expect that our revenue will be derived primarily from sales of our services to biopharmaceutical and contract research companies worldwide for research applications. The demand for our services will depend in part upon the research and development budgets of these customers, which are impacted by factors beyond our control, such as:

●	changes in government programs that provide funding to research institutions and companies;
●	macroeconomic conditions and the political climate;
●	changes in the regulatory environment;
●	differences in budgetary cycles; and
●	market acceptance of relatively new technologies, such as ours.

For example, in March 2017, the federal government announced the intent to cut federal biomedical research funding by as much as 18%. While there has been significant opposition to these funding cuts, the uncertainty regarding the availability of research funding for potential customers may adversely affect our operating results. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. Any decrease in customers’ budgets or expenditures, or in the size, scope or frequency of capital or operating expenditures, could materially and adversely affect our business, operating results and financial condition.

The sales cycle for our Theralink® services can be lengthy and variable, which makes it difficult for us to forecast revenue and other operating results.

The sales process for our Theralink® data-generating assay generally involves numerous interactions with multiple individuals within an organization, and often includes in-depth analysis by potential customers of our technology and services and a lengthy review process. Our customers’ evaluation processes often involve a number of factors, many of which are beyond our control. As a result of these factors, the budget cycles of our customers, the time from initial contact with a customer to our receipt of a purchase order can vary significantly. Given the length and uncertainty of our sales cycle, we have in the past experienced, and expect to in the future experience, fluctuations in our sales on a period-to-period basis. In addition, any failure to meet customer expectations could result in customers choosing not to execute a purchase order, use assays if available from competitors or pursue other alternatives such as setting up or upgrading a diagnostic laboratory.

Our long-term results depend upon our ability to improve existing services and introduce and market new services successfully.

Our business is dependent on the continued improvement of our existing Theralink® assay and our development of new services utilizing Theralink® or other potential future technology. As we introduce new services or refine, improve or upgrade versions of existing services, we cannot predict the level of market acceptance or the amount of market share these services will achieve, if any. We cannot assure you that we will not experience material delays in the introduction of new services in the future. In addition, introducing new services could result in a decrease in revenues from our existing services. Consistent with our strategy of offering new services and services refinements, we expect to continue to use a substantial amount of capital for services development and refinement. We may need additional capital for services development and refinement than is available on terms favorable to us, if at all, which could adversely affect our business, financial condition or results of operations.

We generally sell our services in industries that are characterized by rapid technological changes, frequent new services introductions and changing industry standards. If we do not develop new services and services enhancements based on technological innovation on a timely basis, our services may become obsolete over time and our revenues, cash flow, profitability and competitive position will suffer. Our success will depend on several factors, including our ability to:

●	correctly identify customer needs and preferences and predict future needs and preferences;
●	allocate our research and development funding to services with higher growth prospects;
●	anticipate and respond to our competitors’ development of new services and technological innovations;
●	innovate and develop new technologies and applications, and acquire or obtain rights to third-party technologies that may have valuable applications in the markets we serve;
●	successfully commercialize new technologies in a timely manner, price them competitively and manufacture and deliver sufficient volumes of new services of appropriate quality on time; and
●	convince customers to adopt new technologies.

In addition, if we fail to accurately predict future customer needs and preferences or fail to produce viable technologies, we may invest heavily in research and development of services that do not lead to significant revenue. Even if we successfully innovate and develop new services and services enhancements, we may incur substantial costs in doing so, and our profitability may suffer.

Our ability to develop new services based on innovation can affect our competitive position and often requires the investment of significant resources. Difficulties or delays in research, development or selection of new services or failure to gain market acceptance of new services and technologies may reduce future revenues and adversely affect our competitive position.

If we do not successfully develop and introduce new assays for our technology, we may not generate new sources of revenue and may not be able to successfully implement our growth strategy.

Our business strategy includes the development of new assays for our Theralink® offering, thereby increasing our services offerings. New assays require significant research and development and a commitment of significant resources prior to their commercialization. Our technology is complex, and we cannot be sure that any assays we may intend to develop will be developed successfully, be proven to be effective, offer improvements over currently available tests, meet applicable standards, be successfully marketed and sold in commercial quantities at acceptable costs. Moreover, development of particular assays may require licenses or access to third party intellectual property which may not be available on commercially reasonable terms, or at all. In addition, we believe that our future success will depend, in part, on our ability to develop and commercialize multiplex assays that can simultaneously measure multiple biomarkers. If we do not successfully develop new assays for our Theralink® offering, including multiplex assays with the ability to detect an increased number of biomarkers in a single sample, we could lose revenue opportunities with existing or future customers.

If we do not successfully manage the development and launch of new services, our financial results could be adversely affected.

We expect to launch our initial suite of the Theralink® assay in Q3 2020. We face risks associated with launching new services such as the initial suite of Theralink®. If we encounter challenges or discover errors during our laboratory services cycle, the services’ launch dates of new services may be delayed. The expenses or losses associated with unsuccessful services development or launch activities or lack of market acceptance of our new services could adversely affect our business or financial condition.

Undetected errors or defects in our services could harm our reputation, decrease market acceptance of our services or expose us to services’ liability claims.

Our Theralink® services may contain undetected errors or defects when first introduced or as new versions or new services are released. Disruptions affecting the introduction or release of, or other performance problems with, our services may damage our customers’ businesses and could harm their and our reputation. If that occurs, we may incur significant costs, the attention of our key personnel could be diverted, or other significant customer relations problems may arise. We may also be subject to certain liability claims for damages related to errors or defects in our services. In addition, if we do not meet regulatory, industry or quality standards, if applicable, our services may no longer be commercially available. A material liability claim, recall or other occurrence that harms our reputation or decreases market acceptance of our services could harm our business and operating results.

As our customers may integrate and use our services for diagnostic purposes, someone could file a services liability claim alleging that one of our services contained a design or manufacturing defect that resulted in the failure to adequately perform, leading to death or injury. A services liability claim could result in substantial damages and be costly and time consuming to defend, either of which could materially harm our business or financial condition. We cannot assure investors that our services’ liability insurance would adequately protect our assets from the financial impact of defending a services’ liability claim. Any services’ liability claim brought against us, with or without merit, could increase our services’ liability insurance rates or prevent us from securing insurance coverage in the future.

We depend on strategic collaborations and licensing arrangements with third parties to develop in vitro data-generating services. We may not be successful in maintaining these collaborations and licensing arrangements and in establishing or maintaining additional collaborations or license agreements.

We have established strategic collaborations and licensing agreements with third parties to develop services, based on our Theralink® technology, such as for certain in vitro diagnostic, or IVD, purposes. For example, we have entered into a license agreement with GMU, pursuant to which they have granted us an exclusive license to, among other things, develop and sell certain in vitro diagnostic services used in clinical lab applications based on their Theralink® technology which is a part of our Theralink® services. If we or any of our other partners do not prioritize and commit sufficient resources to develop and sell services based on our Theralink® technology, our ability to generate revenue from sales in respect to in vitro diagnostic services may be limited.

We may seek to enter into additional such arrangements; however, there is no assurance that we will be successful in doing so. Moreover, given the exclusive nature of a portion of the license rights granted by GMU to us, our ability to collaborate with others in the areas of in vitro diagnostics used in clinical lab applications and pharmaceutical quality control testing will be limited, in that we may not establish collaborations with others covering these areas while the exclusive license by GMU remains in effect, subject to our right to make and sell services derived from the current versions of the Theralink® technology assays for use in clinical lab applications. Establishing collaborations and licensing arrangements is difficult and time-consuming. Discussions may not lead to collaborations or licenses on favorable terms, if at all. Even if we establish new relationships, they may never result in the successful development or commercialization of services based on our Theralink® technology.

Our reliance on distributors for sales of our services outside of the United States could limit or prevent us from selling our services and could impact our revenue.

We have not yet established exclusive distribution agreements for Theralink® services. However, we do intend to grow our business internationally, and to do so we must attract additional distributors and retain existing distributors to maximize the commercial opportunity for our services. There is no guarantee that we will be successful in attracting or retaining desirable sales and distribution partners or that we will be able to enter into such arrangements on favorable terms. Distributors may not commit the necessary resources to market and sell our services to the level of our expectations or may choose to favor marketing the services of our competitors. If current or future distributors do not perform adequately, or we are unable to enter into effective arrangements with distributors in particular geographic areas, we may not realize long-term international revenue growth. In addition, if our distributors fail to comply with applicable laws and ethical standards, including anti-bribery laws, this could damage our reputation and could have a significant adverse effect on our business and our revenues.

We may generate a substantial portion of our revenues internationally in the future and can become further subject to various risks relating to our international activities, which could adversely affect our business, operating results and financial condition.

We believe that a substantial percentage of our future revenue may come from international sources as we may expand overseas and develop opportunities in additional areas. We have limited experience operating internationally and engaging in international business involves a number of difficulties and risks, including:

●	required compliance with existing and changing foreign regulatory requirements and laws;
●	difficulties and costs of staffing and managing foreign operations;
●	difficulties protecting or procuring intellectual property rights;
●	required compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, data privacy requirements, labor laws and anti-competition regulations;
●	laws and business practices favoring local companies;
●	longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;
●	political and economic instability; and
●	potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and other trade barriers.

Historically, most of our revenue has been denominated in U.S. dollars. In the future, we may sell our services in local currency outside of the United States. As our operations in countries outside of the United States grow, our results of operations and cash flows may be subject to fluctuations due to changes in foreign currency exchange rates, which could harm our business in the future. For example, if the value of the U.S. dollar increases relative to foreign currencies, in the absence of a corresponding change in local currency prices, our revenue could be adversely affected as we convert revenue from local currencies to U.S. dollars. If we dedicate significant resources to our international operations and are unable to manage these risks effectively, our business, operating results and financial condition will suffer.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Designation for Series C-1 Convertible Preferred Stock
3.2	Certificate of Designation for Series C-2 Convertible Preferred Stock
3.3	Certificate of Designation for Series D-2 Convertible Preferred Stock
3.4	Certificate of Designation for Series D-1 Convertible Preferred Stock
3.5	Certificate of Withdrawal of Certificate of Designation
4.1	Form of Warrant
4.2	Exchange Warrant, dated June 5, 2020
10.1	Exchange Agreement, dated June 5, 2020, by and among OncBioMune Pharmaceuticals, Inc. and the Investors named therein
10.2	Exchange Agreement, dated June 5, 2020, by and among OncBioMune Pharmaceuticals, Inc. and the Investors named therein
10.3	Exchange Agreement, dated June 5, 2020, by and between OncBioMune Pharmaceuticals, Inc. and Jonathan F. Head, Ph.D.
10.4	Securities Purchase Agreement, dated June 5, 2020, by and among OncBioMune Pharmaceuticals, Inc. Cavalry Fund I LP and Lincoln Park Capital Fund, LLC
10.5	Separation Agreement and General Release of Claims between OncBioMune Pharmaceuticals, Inc. and Andrew Kucharchuk dated June 5, 2020
10.6	Consulting Agreement between OncBioMune Pharmaceuticals, Inc. and Andrew Kucharchuk dated June 5, 2020
99.1	Press release dated June 8, 2020
99.2	Press release dated June 10, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCBIOMUNE PHARMACEUTICALS, INC.

	By:	/s/ Mick Ruxin
	Name:	Mick Ruxin, M.D.
	Title:	Chief Executive Officer

Date: June 11, 2020